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                                                                     EXHIBIT 4.3

                     EXCHANGEABLE SHARE SUPPORT AGREEMENT

     MEMORANDUM OF AGREEMENT made as of the 27th day of July, 2000.

AMONG:

                    SMTC CORPORATION,
                    a corporation existing under the laws of the State of Delaware
                    (hereinafter referred to as "SMTC"),

                                                       OF THE FIRST PART,

                               - and -

                    SMTC NOVA SCOTIA COMPANY,
                    an unlimited company existing under the laws of the Province of Nova Scotia
                    (hereinafter referred to as "SMTC Nova Scotia"),

                                                       OF THE SECOND PART,

                               - and -

                    SMTC MANUFACTURING CORPORATION
                    OF CANADA,
                    a corporation existing under the laws of the Province of Ontario
                    (hereinafter referred to as "SMTC Canada"),

                                                      OF THE THIRD PART.

          WHEREAS, pursuant to an underwriting agreement dated as of July 20, 2000 and a prospectus dated July 20, 2000 filed with the securities regulatory authorities in each of the provinces of Canada (the "Prospectus"), SMTC Canada has agreed to issue 4,375,000 non-voting exchangeable shares of SMTC Canada ("Exchangeable Shares") to the public in an initial public offering (the "Initial Public Offering") and may, from time to time, issue additional Exchangeable Shares or securities exchangeable for or convertible into or carrying rights to acquire Exchangeable Shares;

          AND WHEREAS SMTC Canada will, on the date of this agreement, issue 1,469,445 Exchangeable Shares to certain SMTC Canada shareholders on the conversion of previously issued SMTC Canada Class L exchangeable shares;

          AND WHEREAS each Exchangeable Share is exchangeable at the holder's option at any time, without further payment, for one share of common stock of SMTC (the "SMTC Common Stock");
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          AND WHEREAS coincident with and as part of the issue of Exchangeable
Shares pursuant to the Initial Public Offering, SMTC, SMTC Nova Scotia and SMTC Canada are to execute a support agreement substantially in the form of this agreement;

          NOW THEREFORE in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

                                   ARTICLE 1
                        DEFINITIONS AND INTERPRETATION

1.1  Definitions

     Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares (collectively, the "Exchangeable Share Provisions"), unless the context requires otherwise.

1.2  Interpretation Not Affected by Headings

     The division of this agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement. Unless otherwise indicated, all references to an "Article" or "Section" followed by a number and/or letter refer to the specified Article or Section of this agreement. The terms "this agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this agreement and not to any particular Article, Section or other portion hereof, and include any agreement or instrument supplementary or ancillary hereto.

1.3  Number, Gender

     In this agreement, unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa, and words importing any gender shall include all genders.

1.4  Date for Any Action

     If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

                                   ARTICLE 2
                       COVENANTS OF SMTC AND SMTC CANADA

2.1  Covenants Regarding Exchangeable Shares

     So long as any Exchangeable Shares (other than Exchangeable Shares owned by SMTC or its Affiliates) remain outstanding, SMTC will:

                                      -2-
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     (a)  not declare or pay any dividend on the shares of SMTC Common Stock unless (i) SMTC Canada shall (w) simultaneously declare or pay, as the case may be, an equivalent dividend (as provided for in the Exchangeable Share Provisions) on the Exchangeable Shares (an "Equivalent Dividend"), and (x) have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any Equivalent Dividend, or (ii) SMTC Canada shall
          (y) simultaneously subdivide the Exchangeable Shares in lieu of a stock dividend thereon (as provided for in the Exchangeable Share Provisions) (an "Equivalent Stock Subdivision"), and (z) have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

     (b) advise SMTC Canada sufficiently in advance of the declaration by SMTC of any dividend on the shares of SMTC Common Stock and take all such other actions as are reasonably necessary, in co-operation with SMTC Canada, to ensure that (i) the respective declaration date, record date and payment date for an Equivalent Dividend shall be the same as the declaration date, record date and payment date for the corresponding dividend on the shares of SMTC Common Stock or, (ii) the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the corresponding stock dividend on the shares of SMTC Common Stock;

     (c) ensure that the record date for any dividend declared on the shares of SMTC Common Stock is not less than 10 Business Days after the declaration date of such dividend;

     (d) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit SMTC Canada, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Company Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by SMTC or its Affiliates) upon the liquidation, dissolution or winding-up of SMTC Canada, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by SMTC Canada, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit SMTC Canada to cause to be delivered shares of SMTC Common Stock to the holders of Exchangeable Shares in accordance with the provisions of Articles 5, 6 or 7, as the case may be, of the Exchangeable Share Provisions;

     (e) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit SMTC Nova Scotia, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including without limitation all such actions and all such things as are necessary or desirable to enable and permit SMTC Nova Scotia to cause to be delivered shares of SMTC Common Stock to the holders of Exchangeable Shares in accordance with the

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          provisions of the Liquidation Call Right, the Retraction Call Right or
          the Redemption Call Right, as the case may be; and

     (f) if it becomes a "specified financial institution" (as such term is defined in the Income Tax Act (Canada)) or does not deal at arm's length with such a person, take all such actions and do all such things as are reasonably necessary or desirable to cause SMTC Nova Scotia to exercise the Retraction Call Right if requested to do so by a holder of Exchangeable Shares making a Retraction Request.

2.2  Segregation of Funds

     SMTC will cause SMTC Canada or SMTC Nova Scotia, as the case may be, to deposit a sufficient amount of funds in a separate account of SMTC Canada or SMTC Nova Scotia and segregate a sufficient amount of such other assets and property as is necessary to enable SMTC Canada to pay dividends when due and to enable SMTC Canada or SMTC Nova Scotia to pay or otherwise satisfy their respective obligations under Articles 5, 6 or 7 of the Exchangeable Share Provisions, as applicable.

2.3  Reservation of SMTC Common Stock

     SMTC hereby represents, warrants and covenants in favour of SMTC Canada and SMTC Nova Scotia that SMTC has reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by SMTC or its Affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of SMTC Common Stock (or other shares or securities into which shares of SMTC Common Stock may be reclassified or changed as contemplated by Section 2.7) (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time, and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights, options or other entitlements to acquire Exchangeable Shares outstanding from time to time, and (b) as are now and may hereafter be required to enable and permit SMTC to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to which SMTC may now or hereafter be required to issue shares of SMTC Common Stock, to enable and permit SMTC Nova Scotia to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and to enable and permit SMTC Canada to meet its obligations hereunder and under the Exchangeable Share Provisions.

2.4  Notification of Certain Events

     In order to assist SMTC in complying with its obligations hereunder and to permit SMTC Nova Scotia to exercise the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, SMTC Canada will notify SMTC and SMTC Nova Scotia of each of the following events at the time set forth below:

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     (a)  in the event of any determination by the Board of Directors to institute voluntary liquidation, dissolution or winding-up proceedings with respect to SMTC Canada or to effect any other distribution of the assets of SMTC Canada among its shareholders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

     (b) promptly, upon the earlier of receipt by SMTC Canada of notice of and SMTC Canada otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of SMTC Canada or to effect any other distribution of the assets of SMTC Canada among its shareholders for the purpose of winding-up its affairs;

     (c)  immediately, upon receipt by SMTC Canada of a Retraction Request;

     (d) on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Exchangeable Share Provisions; and

     (e) as soon as practicable upon the issuance by SMTC Canada of any Exchangeable Shares, rights, options or warrants to acquire Exchangeable Shares or other securities exchangeable for or convertible into Exchangeable Shares.

2.5  Delivery of SMTC Common Stock to SMTC Canada and SMTC Nova Scotia

     In furtherance of its obligations under Sections 2.1(d) and (e), upon notice from SMTC Canada or SMTC Nova Scotia of any event that requires SMTC Canada or SMTC Nova Scotia to cause to be delivered shares of SMTC Common Stock to any holder of Exchangeable Shares, SMTC shall forthwith issue and deliver or cause to be delivered to SMTC Canada or SMTC Nova Scotia the requisite number of shares of SMTC Common Stock to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as SMTC Canada or SMTC Nova Scotia shall direct. All such shares of SMTC Common Stock shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such share of SMTC Common Stock, SMTC Canada or SMTC Nova Scotia, as the case may be, shall issue to SMTC, or, as SMTC shall direct, common shares of SMTC Canada or SMTC Nova Scotia, cash, securities or other property having equivalent value.

2.6  Qualification of SMTC Common Stock

     If any shares of SMTC Common Stock (or other shares or securities into which shares of SMTC Common Stock may be reclassified or changed as contemplated by Section 2.7) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other

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regulatory authority or the fulfilment of any other Canadian or United States legal requirement before such shares (or such other shares or securities) may be issued by SMTC and delivered by SMTC at the direction of SMTC Nova Scotia or SMTC Canada, if applicable, to the holder of surrendered Exchangeable Shares or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer of securities of an issuer that is not a "reporting issuer" or equivalent within the meaning of Canadian provincial securities laws, or by reason of a holder being a "control person" for purposes of Canadian provincial securities law or an "affiliate" of SMTC for purposes of United States federal or state securities law), SMTC will, in good faith, expeditiously take all such actions and do all such things as are necessary or desirable to cause such shares of SMTC Common Stock (or such other shares or securities) to be and remain duly registered, qualified or approved under Canadian and/or United States law, as the case may be. SMTC will, in good faith, expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all shares of SMTC Common Stock (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding shares of SMTC Common Stock (or such other shares or securities) have been listed by SMTC and remain listed and are quoted or posted for trading at such time.

2.7 Economic Equivalence

     (a) SMTC will not, without the prior approval of SMTC Canada and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions:

          (i) issue or distribute shares of SMTC Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of SMTC Common Stock) to the holders of all or substantially all of the then-outstanding shares of SMTC Common Stock by way of stock dividend or other distribution, other than an issue of shares of SMTC Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of SMTC Common Stock) to holders of shares of SMTC Common Stock who exercise an option to receive dividends in shares of SMTC Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of SMTC Common Stock) in lieu of receiving cash dividends; or

          (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then-outstanding shares of SMTC Common Stock entitling them to subscribe for or to purchase shares of SMTC Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of SMTC Common Stock); or

          (iii) issue or distribute to the holders of all or substantially all of the then-outstanding shares of SMTC Common Stock (A) shares or securities of SMTC of any class other than shares of SMTC Common Stock (other than shares convertible into or exchangeable for or carrying rights to

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                acquire shares of SMTC Common Stock), (B) rights, options or warrants other than those referred to in Section 2.7(a)(ii), (C) evidences of indebtedness of SMTC or (D) assets of SMTC;

     unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares, in which case, for greater certainty, no approval of the holders of Exchangeable Shares is required.

(b) SMTC will not, without the prior approval of SMTC Canada and the prior approval of the holders of the Exchangeable Shares given in accordance with
     Section 10.2 of the Exchangeable Share Provisions:

     (i) subdivide, redivide or change the then-outstanding shares of SMTC Common Stock into a greater number of shares of SMTC Common Stock; or

     (ii) reduce, combine, consolidate or change the then-outstanding shares of SMTC Common Stock into a lesser number of shares of SMTC Common Stock; or

     (iii) reclassify or otherwise change shares of SMTC Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting shares of SMTC Common Stock;

     unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares, in which case, for greater certainty, no approval of the holders of Exchangeable Shares is required.

(c) SMTC will ensure that the record date for any event referred to in Sections 2.7(a) or 2.7(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days after the date on which such event is declared or announced by SMTC (with contemporaneous notification thereof by SMTC to SMTC Canada).

(d) The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in Sections 2.7(a) or 2.7(b) and each such determination shall be conclusive and binding on SMTC. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

     (i) in the case of any stock dividend or other distribution payable in shares of SMTC Common Stock, the number of such shares issued in proportion to the number of shares of SMTC Common Stock previously outstanding;

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     (ii)  in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase shares of SMTC Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of SMTC Common Stock), the relationship between the exercise price of each such right, option or warrant and the Current Market Price of a share of SMTC Common Stock;

     (iii) in the case of the issuance or distribution of any other form of property (including, without limitation, any shares or securities of SMTC of any class other than shares of SMTC Common Stock, any rights, options or warrants other than those referred to in Section 2.7(d)(ii), any evidences of indebtedness of SMTC or any assets of
           SMTC), the relationship between the fair market value (as determined by the Board of Directors) of such property to be issued or distributed with respect to each outstanding share of SMTC Common Stock and the Current Market Price of a share of SMTC Common Stock;

     (iv) in the case of any subdivision, redivision or change of the then-outstanding shares of SMTC Common Stock into a greater number of shares of SMTC Common Stock or the reduction, combination, consolidation or change of the then-outstanding shares of SMTC Common Stock into a lesser number of shares of SMTC Common Stock or any amalgamation, merger, reorganization or other transaction affecting shares of SMTC Common Stock, the effect thereof upon the then-outstanding shares of SMTC Common Stock; and

     (v) in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of shares of SMTC Common Stock as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

(e) SMTC Canada agrees that, to the extent required, upon due notice from SMTC, SMTC Canada will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by SMTC Canada, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the shares of SMTC Common Stock and Exchangeable Shares as provided for in this
     Section 2.7.

2.8 Tender Offers

     In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to shares of SMTC Common Stock (each, an "Offer") is proposed by SMTC or is proposed to SMTC or its shareholders and is recommended by the board of directors

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of SMTC, or is otherwise effected or to be effected with the consent or approval of the board of directors of SMTC, and the Exchangeable Shares are not redeemed by SMTC Canada or purchased by SMTC Nova Scotia pursuant to the Redemption Call Right, SMTC will use its reasonable efforts, expeditiously and in good faith, to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of shares of SMTC Common Stock, without discrimination. Without limiting the generality of the foregoing, SMTC will use its reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in all such Offers without being required to exercise their right to retract Exchangeable Shares as against SMTC Canada (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender to or deposit under the Offer). Nothing herein shall affect the rights of SMTC Canada to redeem (or SMTC Nova Scotia to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of an SMTC Control Transaction.

2.9  Ownership of Outstanding Shares

     Without the prior approval of SMTC Canada and the prior approval of the holders of Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions, SMTC covenants and agrees in favour of SMTC Canada that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than SMTC or any of its Affiliates, SMTC will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of SMTC Canada and SMTC Nova Scotia.

2.10 SMTC and Affiliates Not to Vote Exchangeable Shares

     SMTC covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. SMTC further covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Business Corporations Act (Ontario) (or any successor or other corporate statute by which SMTC Canada may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11 Rule 10b-18 Purchases

     For greater certainty, nothing contained in this agreement, including without limitation the obligations of SMTC contained in Section 2.8, shall limit the ability of SMTC or SMTC Canada to make a "Rule l0b-18 Purchase" of shares of SMTC Common Stock pursuant to Rule l0b-18 of the U.S. Securities Exchange Act of 1934, as amended, or any successor provisions thereof.

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2.12 Stock Exchange Listing

     SMTC covenants and agrees in favour of SMTC Canada that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than SMTC or any of its Affiliates, SMTC will use its reasonable best efforts to maintain a listing for such Exchangeable Shares on a Canadian stock exchange.

                                  ARTICLE 3
                                SMTC SUCCESSORS

3.1  Certain Requirements in Respect of Combination

     SMTC shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

     (a) such other Person or continuing corporation (the "SMTC Successor"), by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the SMTC Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such SMTC Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of SMTC under this agreement; and

     (b) such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of Exchangeable Shares.

3.2  Vesting of Powers in Successor

     Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver a supplemental agreement hereto and thereupon the SMTC Successor shall possess and from time to time may exercise each and every right and power and shall be subject to each and every obligation of SMTC under this agreement in the name of SMTC or otherwise and any act or proceeding under any provision of this agreement required to be done or performed by the board of directors of SMTC or any officers of SMTC may be done and performed with like force and effect by the directors or officers of such SMTC Successor.

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3.3  Wholly-Owned Subsidiaries

     Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of SMTC with or into SMTC or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of SMTC provided that all of the assets of such subsidiary are transferred to SMTC or another wholly-owned direct or indirect subsidiary of SMTC and any such transactions are expressly permitted by this Article 3.

                                  ARTICLE 4
                                   GENERAL

4.1  Term

     This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person or entity other than SMTC and any of its Affiliates.

4.2  Amendments, Modifications

     This agreement may not be amended or modified except by an agreement in writing executed by SMTC Canada, SMTC Nova Scotia and SMTC and approved by the holders of the Exchangeable Shares in accordance with Section 10.2 of the Exchangeable Share Provisions.

4.3  Ministerial Amendments

     Notwithstanding the provisions of Section 4.2, the parties to this agreement may in writing, at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

     (a) adding to the covenants of any or all parties, provided that the board of directors of each of SMTC Canada, SMTC Nova Scotia and SMTC shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

     (b) making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of SMTC Canada, SMTC Nova Scotia and SMTC, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

     (c) making such changes or corrections which, on the advice of counsel to SMTC Canada, SMTC Nova Scotia and SMTC, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the board of directors of each of SMTC Canada, SMTC Nova Scotia and SMTC shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

4.4  Meeting to Consider Amendments

     SMTC Canada, at the request of SMTC or SMTC Nova Scotia, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.2. Any such meeting or meetings shall be called and held in accordance with the bylaws of SMTC Canada, the Exchangeable Share Provisions and all applicable laws.

4.5  Changes in Capital of SMTC and SMTC Canada

     At all times after the occurrence of any event contemplated pursuant to Sections 2.7 and 2.8 or otherwise, as a result of which either the shares of SMTC Common Stock or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, with the appropriate changes, to all new securities into which shares of SMTC Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.6  Amendments Only in Writing

     No amendment to or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.7  Assignment

     This agreement shall not be assignable by any party hereto.

4.8  Time

     Time shall be of the essence of this agreement.

4.9  Governing Law

     This agreement and the rights and obligations of the parties hereto shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

4.10 Severability

     If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.11 Enurement

     This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

4.12 Notices to Parties

     All notices and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given at the time of receipt, if delivered in person or sent by facsimile transmission on a Business Day at the place of receipt (or, if given on a non-Business Day at the place of receipt, shall be deemed to have been duly given on the next succeeding Business Day at such place) to the parties as follows:

(a)   if to SMTC:

      SMTC Corporation
      635 Hood Road
      Markham, Ontario
      Canada L3R 4N6

      Attention:  Richard J. Smith, C.A.
                  Vice-President, Finance and Administration
      Fax:        (905) 479-5326

      with a copy to:

      Ropes & Gray
      One International Place
      Boston, Massachusetts
      U.S.A. 02110-2624

      Attention:  Alfred Rose
      Fax:        (617) 951-7050

     (b)  if to SMTC Canada or SMTC Nova Scotia:

          SMTC Manufacturing Corporation of Canada
          635 Hood Road
          Markham, Ontario
          Canada L3R 4N6

          Attention:  Richard J. Smith, C.A.
                      Vice-President, Finance and Administration
          Fax:        (905) 479-5326

          with a copy to:

          McMillan Binch
          Suite 3800, South Tower
          Royal Bank Plaza
          Toronto, Ontario
          Canada M5J 2J7

          Attention:  Stephen C.E. Rigby
          Fax:        (416) 865-7048

or to such other address as a party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

4.13 Counterparts

     This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same document.

4.14 Attornment

     Each of SMTC and SMTC Nova Scotia agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and agrees not to seek, and hereby waives, any review of the merits of any such judgment by the court of any other jurisdiction and hereby appoints SMTC Canada at its registered office in the Province of Ontario as its attorney for service of process.

     IN WITNESS WHEREOF the parties hereto have caused this agreement to be duly executed as of the date first above written.



                                 SMTC CORPORATION


                                 By: /s/ Paul Walker
                                     ------------------------------
                                     Name:  Paul Walker
                                     Title: President


                                 SMTC NOVA SCOTIA COMPANY


                                 By: /s/ Paul Walker
                                     ------------------------------
                                     Name:  Paul Walker
                                     Title: President


                                 SMTC MANUFACTURING CORPORATION OF CANADA


                                 By: /s/ Paul Walker
                                     ------------------------------
                                     Name:  Paul Walker
                                     Title: President